Exhibit 10.12

SHAREHOLDERS' AGREEMENT

THIS SHAREHOLDERS' AGREEMENT, is made and entered into as of the 6th day of March, 2003, by and among LA Food Show, Inc., a California corporation (the "Company"), Richard Rosenfield, an individual, Larry S. Flax, or his successors in trust, as Trustee of the Larry S. Flax Revocable Trust dated June 18, 2002, as may be amended from time to time, and California Pizza Kitchen, Inc., a California corporation ("CPK"), with reference to the following facts:

A. Flax (defined below) and Rosenfield (defined below) collectively own all of the shares of the Company's issued and outstanding common stock ("Common Stock"), which is comprised solely of 2,000,000 shares of Common Stock.

B. Pursuant to that certain Subscription Agreement dated as of even date hereof, Flax, Rosenfield and CPK acquired 100% of the issued and outstanding shares of the Company's preferred stock ("Preferred Stock"), which is comprised solely of 2,000,000 shares of the Company's Series A 8% Convertible Preferred Stock (the "Series A Preferred Stock").

C. The parties have determined that it is in their respective best interests to (a) impose certain restrictions on the disposition of shares of capital stock of the Company, (b) maintain and preserve the relationship among the parties to this Agreement, and (c) address various other issues in connection with the relationship among the parties.

D. CPK, Flax and Rosenfield constitute the current owners of one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements and covenants contained herein and other valuable consideration, the parties hereto agree as follows:

  DEFINITIONS

    Act. "Act" means the Securities Act of 1933, as amended.

    Accepting Remaining Shareholder. "Accepting Remaining Shareholder" has the meaning ascribed to it in Section 3.2(b).

    Agreement. "Agreement" means this Shareholders' Agreement, as the same may hereinafter be amended.

    Allocated Portion. "Allocated Portion" has the meaning ascribed to it in Section 3.2(b).

    Board of Directors. "Board of Directors" means the Company's board of directors.

    Cash Equivalent. "Cash Equivalent" means, with respect to any consideration described in this Agreement, the sum of (i) all cash amounts comprising such consideration, plus (ii) the Publicly Traded Value of each share of Freely Tradable Stock comprising such consideration, plus (iii) the Discounted Stock Value of each share of Eligible Unregistered Stock comprising such consideration, plus (iv) the cash equivalent of all other non-cash consideration, including, without limitation, property, equipment and securities other than Freely Tradable Stock (the "Other Non-Cash Consideration"), as determined in accordance with this Agreement.

    Certificate. "Certificate" means the Company's Certificate of Designation, dated as of February 28, 2003, as filed with the Secretary of State of the State of California.

    Code. "Code" shall mean the California Corporations Code, as such code may be amended from time to time hereafter.

    Company. "Company" has the meaning ascribed to it in the preamble.

    Company Proposed Valuation. "Company Proposed Valuation" has the meaning ascribed to it in Section 2.2.

    Company Right of First Refusal Period. "Company Right of First Refusal Period" has the meaning ascribed to it in Section 3.1.

    Common Stock. "Common Stock" has the meaning ascribed to it in the recitals.

    CPK. "CPK" has the meaning ascribed to it in the preamble.

    CPK Cash Equivalent. "CPK Cash Equivalent" has the meaning ascribed to it in Section 1.17.

    CPK IPO Response. "CPK IPO Response" means a notice delivered pursuant to Section 2.2 that indicates CPK's interest in acquiring the Company, and sets forth a description of the consideration that CPK will pay to the Company or its shareholders as consideration for the acquisition of the Company that includes (a) the form of such consideration, which shall be in the form of either cash or Freely Tradable Stock, or both (b) the Cash Equivalent of such consideration as of the day of the CPK IPO Response and (c) all other material terms of CPK's offer to acquire the Company.

    CPK Parties. "CPK Parties" means and includes CPK, and all Transferees of the Shares originally held by CPK other than the Company, Flax or Rosenfield.

    CPK Written Offer. "CPK Written Offer" means a written offer by CPK to enter into a Sale Transaction with the Company, which contains a description of the consideration that CPK will pay to the Company or its shareholders including (a) the form of such consideration, which shall be in the form of either cash, Freely Tradable Stock or Eligible Unregistered Stock, or any of them, (b) the Cash Equivalent of such consideration as of the day of the CPK Written Offer (the "CPK Cash Equivalent"), and (c) all other material terms.

    Discounted Stock Value. "Discounted Stock Value" means, for each share of Eligible Unregistered Stock which the holder thereof has the right to demand registration thereof by the Eligible Registrant with the Securities and Exchange Commission using Form S-3, Form S-4, or Form S-1 under the Act, ninety percent (90%) of the average closing price of securities of the same class as the Eligible Unregistered Stock, as reported in Wall Street Journal for the 20 consecutive trading days immediately preceding the date as of which the Cash Equivalent of such share is being measured.

    Eligible Registrant. "Eligible Registrant" shall mean a registrant that has a class of securities registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which is required to file reports pursuant to Section 15(d) of the Exchange Act.

    Eligible Unregistered Stock. "Eligible Unregistered Stock" means securities of an Eligible Registrant, which are of the same class as securities of the Eligible Registrant that are listed on a national securities exchange or quoted on the Nasdaq National Market.

    Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    Flax. "Flax" means Larry S. Flax, or his successors in trust, as Trustee of the Larry S. Flax Revocable Trust dated June 18, 2002, as may be amended from time to time, and each of its Permitted Transferees.

    Freely Tradable Stock. "Freely Tradable Stock" means securities of an Eligible Registrant that are, or will be upon the consummation of a proposed Transfer described in this Agreement, (i) registered for resale pursuant to an effective registration statement under the Act as to which there is no stop order in effect and which the Eligible Registrant has agreed to keep effective until each of Flax and Rosenfield are eligible to sell all such securities pursuant to Rule 144 promulgated under the Act within a three month period, (ii) listed on a national securities exchange or quoted on the Nasdaq National Market, and (iii) not subject to the volume limitations set forth in Rule 144(e) promulgated under the Act; regardless of whether any other limitations may be imposed on sales of such securities by applicable securities laws or generally applicable insider trading policies of the Eligible Registrant.

    Initial IPO Sale Value. "Initial IPO Sale Value" has the meaning ascribed to it in Section 2.2(b).

    Initial Remaining Shareholder Value. "Initial Remaining Shareholder Value" has the meaning ascribed to it in Section 3.4(c)

    Initial Sale Value. "Initial Sale Value" has the meaning ascribed to it in Section 2.1(d).

    Liquidation Preference. "Liquidation Preference" has the meaning ascribed to it in the Certificate.

    Mandatory Transaction. "Mandatory Transaction" has the meaning ascribed to it in Section 5.

    New Securities. "New Securities" means any capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase capital stock and securities of any type whatsoever that are, or may become, convertible into capital stock, issued after the date hereof, other than (i) securities issued or issuable by the Company upon the exercise of any rights, options or warrants or the conversion of any convertible securities; (ii) securities issued in a Sale Transaction that occurs in compliance with Section 2.1, (iii) securities offered to the public pursuant to a registration statement filed pursuant to the Act; (iv) capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, reorganization or similar transactions that are approved by the Board of Directors and, if issued in connection with an acquisition, are issued in compliance with Section 7.2(d), (v) securities issued upon any split or subdivision of the outstanding shares of capital stock of the Company or any dividend or other distribution payable in capital stock of the Company, or (vi) options, capital stock or rights granted to employees, directors or consultants of the Company or any affiliate of the Company pursuant to any Stock Option Plan or agreement of the Company that are approved by the Board of Directors and are granted in compliance with Section 7.2(b), or any Common Stock issued pursuant thereto or derived therefrom.

    Offer. "Offer" shall mean the written notice of intent to Transfer Shares, containing the information described in Section 3.1.

    Offered Shares. "Offered Shares" means the Shares of any Selling Shareholder that are the subject of an Offer to Transfer under Section 3.

    Other Non-Cash Consideration. "Other Non-Cash Consideration" has the meaning ascribed to it in Section 1.6.

    Permitted Transferee. "Permitted Transferee" means and includes (i) the spouse or lineal descendants of a Shareholder, or (ii) any family limited partnership, family limited liability company, or revocable or irrevocable trust solely for the benefit of a Shareholder, or of a Shareholder and such Shareholder's estate, spouse or lineal descendants, provided, however, that in each case, such Permitted Transferee executes and delivers to the Company a counterpart of this Agreement, in a form substantially similar to Exhibit A, and becomes a party to this Agreement and thereby agrees to be bound by and to observe all of the terms and conditions contained herein.

    Person. "Person" shall include any individual or natural person, corporation, trust, estate, partnership, limited partnership, joint venture, limited liability company, limited liability partnership or other entity.

    Preferred Stock. "Preferred Stock" has the meaning ascribed to it in the recitals.

    Publicly Traded Value. "Publicly Traded Value" means, for each share of Freely Tradable Stock, the average closing price for such share of Freely Tradable Stock, as reported in the Wall Street Journal for the 20 consecutive trading days immediately preceding the date as of which the Cash Equivalent of such share is being measured.

    Remaining Offered Shares. "Remaining Offered Shares" has the meaning ascribed to it in Section 3.2(a).

    Remaining Shareholder Offer. "Remaining Shareholder Offer" has the meaning ascribed to it in Section 3.2(a).

    Remaining Shareholder Right of First Refusal Period. "Remaining Shareholder Right of First Refusal Period" has the meaning ascribed to it in Section 3.2(a).

    Remaining Shareholder Notice. "Remaining Shareholder Notice" has the meaning ascribed to it in Section 3.2(a).

    Remaining Shareholders. "Remaining Shareholders" means Flax, Rosenfield and CPK.

    Rosenfield. "Rosenfield" means Richard Rosenfield, an individual, and each of his Permitted Transferees.

    Sale Transaction. "Sale Transaction" means the (a) merger or consolidation of the Company with or into any other Person, or (b) sale or conveyance of all or substantially all the assets of the Company to any Person.

    Second CPK Written Offer. "Second CPK Written Offer" has the meaning ascribed to it in Section 2.1(b).

    Selling Shareholder. "Selling Shareholder" has the meaning ascribed to it in Section 3.1.

    Series A Preferred Stock. "Series A Preferred Stock" has the meaning ascribed to it in the recitals.

    Shares. "Shares" means (a) the shares of Common Stock presently owned or hereafter acquired by the parties to this Agreement, and (b) the shares of Series A Preferred Stock presently owned or hereafter acquired by the parties to this Agreement, (c) any securities of the Company which are convertible into shares of Common Stock or Series A Preferred Stock, and (d) any options, warrants or other rights to acquire any shares of Common Stock or Series A Preferred Stock, or securities convertible into such shares of Common Stock or Series A Preferred Stock.

    Shareholders. "Shareholders" or "Shareholder" means, respectively, the members of or a member of the class consisting of CPK, Flax and Rosenfield, who are currently all of the shareholders of the Company, and (i) each Transferee or subsequent Transferee of Shares and (ii) any Person or entity who hereafter acquires Shares of the Company, who executes and delivers to the Company a counterpart signature page to this Agreement, in a form substantially similar to Exhibit A, and becomes a party to this Agreement and thereby agrees to be bound by and to observe all of the terms and conditions contained herein.

    Stock Option Plans. "Stock Option Plans" means any employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock, restricted stock, stock appreciation or similar plans or agreements.

    Then Outstanding Shares. "Then Outstanding Shares" means the number of shares of the Company's capital stock outstanding on the date in question, on an as converted-to-common basis without giving effect to any accumulated dividends on the then outstanding shares of Series A Preferred Stock.

    Third Party Demand Shareholder. "Third Party Demand Shareholder" means any Person having the right to require that the Company effect a registration under the Securities Act of shares of Common Stock owned by such Person.

    Third Party Written Notice. "Third Party Written Notice" has the meaning ascribed to it in Section 2.1(b).

    Transfer. "Transfer" means to give, sell, assign, transfer, convey, exchange, mortgage, grant a security interest in, encumber, pledge, hypothecate or otherwise dispose of.

    Transferee. "Transferee" means any Person who is the recipient of Shares pursuant to a Transfer in accordance with the terms of this Agreement.

    Unallocated Remaining Offered Shares. "Unallocated Remaining Offered Shares" has the meaning ascribed to it in Section 3.2.

    Unpurchased New Securities . "Unpurchased New Securities" has the meaning ascribed to it in Section 6.2.

  RIGHT OF FIRST NEGOTIATION.

    Determination by the Company to Enter into a Sale Transaction.

      In the event that the Company determines that it desires to enter into any Sale Transaction (either in the Company's sole determination or as a result of the Company being approached by any Person that desires to enter into a Sale Transaction with the Company which the Company wishes to entertain), the Company shall, prior to entering into any substantive negotiations with respect to any Sale Transaction with any Person, give CPK written notice of its desire to enter into a Sale Transaction and, if within fifteen (15) days after receipt of such notice, CPK states in writing that CPK is interested therein, the Company shall attempt in good faith to negotiate the terms of such Sale Transaction with CPK on mutually satisfactory terms. If the Company determines, in its reasonable discretion, that it will not be able to reach or is unlikely to be able to reach a satisfactory agreement with CPK with respect to the terms of such Sale Transaction, the Company shall so notify CPK in writing, and the Company shall then be free to locate, negotiate with, and reach agreement with any other Person with respect to such Sale Transaction.

      Notwithstanding the foregoing Section 2.1(a), if during the course of its negotiations with CPK, CPK delivers a CPK Written Offer to the Company, the Company may only enter into a Sale Transaction with any other Person if (i) the Cash Equivalent (as determined in the manner described in Section 2.1(e)) of the consideration that the Company would receive from such other Person as consideration for the closing of such Sale Transaction as of the date of the CPK Written Offer exceeds 110% of the CPK Cash Equivalent, or (ii) the Company complies with the procedures set forth in Section 2.1(c).

      After the delivery of a CPK Written Offer to the Company, the Company may only enter into a Sale Transaction with a Person other than CPK in which the Cash Equivalent (as determined in the manner described in Section 2.1(e)) of the consideration that the Company would receive from such Person as consideration for the closing of such Sale Transaction does not exceed 110% of the CPK Cash Equivalent if (i) the Company delivers to CPK a written notice stating that the Company has received an offer from another Person to enter into a Sale Transaction (the "Third Party Written Notice"), which Third Party Written Notice sets forth (A) the form and amount of consideration to be paid as consideration for the closing of such Sale Transaction, and (B) the Cash Equivalent (as determined in the manner described in Section 2.1(e)) as of the date of such Third Party Written Notice, and (ii) CPK does not, within fifteen (15) days after such Third Party Written Notice is deemed delivered to CPK by the Company, deliver a written notice (the "Second CPK Written Offer") to the Company stating that CPK wishes to enter into a Sale Transaction with the Company in which the consideration received by the Company as consideration for the closing of such Sale Transaction (Y) is in the form of cash, Freely Tradable Stock or Eligible Unregistered Stock, or any of them (unless the consideration offered by such other Person is solely in the form of cash, in which case such consideration must be in the form of cash or Freely Tradable Stock, or both), and (Z) has a Cash Equivalent as of the date of such Third Party Written Notice that equals or exceeds the Cash Equivalent of the consideration set forth in such Third Party Written Notice. If CPK timely delivers such Second CPK Written Offer to the Company, the Company and CPK shall enter into good faith negotiations to close such Sale Transaction. In the event that the consideration that the Company would receive from such other Person as consideration for the closing of such Sale Transaction is or includes Other Non- Cash Consideration, the Third Party Written Notice shall not be deemed to have been delivered until the Cash Equivalent value of such Other Non-Cash Consideration has been determined as provided in Section 2.1(e).

      If, as of the day immediately preceding the closing date of a Sale Transaction between CPK and the Company pursuant to a CPK Written Offer or a Second CPK Written Offer, the value of the Cash Equivalent of the consideration offered by CPK in the CPK Written Offer or Second CPK Written Offer (as applicable) is greater than 110% of the Cash Equivalent of such consideration as of the date of the CPK Written Offer or Second CPK Written Offer (as applicable) (the "Initial Sale Value"), CPK, in its sole discretion, shall have the right to terminate the Sale Transaction unless the Company agrees to accept consideration of the same type offered by CPK in the CPK Written Offer or Second CPK Written Offer (as applicable) which, on the closing date of the Sale Transaction, has a Cash Equivalent equal to 110% of the Initial Sale Value. If, as of the day immediately preceding the closing date of a Sale Transaction between CPK and the Company pursuant to a CPK Written Offer or a Second CPK Written Offer, the value of the Cash Equivalent of the consideration offered by CPK in the CPK Written Offer or Second CPK Written Offer (as applicable) is less than 90% of the Initial Sale Value, the Company, in its sole discretion, shall have the right to terminate the Sale Transaction unless CPK agrees to pay consideration of the same type offered by CPK in the CPK Written Offer or Second CPK Written Offer (as applicable) which, on the closing date of the Sale Transaction, has a Cash Equivalent equal to 90% of the Initial Sale Value. Following any termination pursuant to this Section 2.1(d), the Company shall have the right to consummate a Sale Transaction with any other Person so long as the consideration received by the Company in such transaction has a Cash Equivalent which is equal to or greater than the Initial Sale Value.

      For purposes of this Section 2.1, if a Person other than CPK offers to enter into a Sale Transaction with the Company and any portion of the consideration that the Company would receive from such other Person as consideration for the closing of such Sale Transaction is in the form of Other Non-Cash Consideration, the Cash Equivalent of such Other Non-Cash Consideration shall be determined by the appraisal mechanism set forth in the second paragraph of Section 3.4(d) as if CPK was the Selling Shareholder).

      Notwithstanding anything to the contrary, the provisions of this Section 2.1 shall no longer be applicable, and CPK shall have no rights pursuant to this Section 2.1, beginning on the first date that CPK does not hold at least fifteen percent (15%) of the Then Outstanding Shares.

    Determination by the Company to Consummate an Initial Public Offering .

      In the event that the Company determines, for any reason, that it desires to offer any of its securities in an initial public offering under the Act, the Company shall, prior to initiating such initial public offering, give CPK written notice of its desire to offer its securities in such initial public offering and of its good faith estimate of the Company's valuation (the "Company Proposed Valuation"). The Company Proposed Valuation shall be based upon presentations made to the Company by potential underwriters for such initial public offering. The Company shall make all written materials it receives in connection with all such presentations available to CPK. If CPK is interested in acquiring the Company, and CPK provides the Company with a CPK IPO Response within fifteen (15) days after receipt of the Company Proposed Valuation, then the Company shall attempt in good faith to negotiate the terms of such an acquisition by CPK on mutually satisfactory terms. If the Company determines, in its reasonable discretion, that it will not be able to reach or is unlikely to be able to reach a satisfactory agreement with CPK with respect to the terms of such an acquisition (including, without limitation, as a result of the Company's determination that the consideration being offered by CPK is unsatisfactory), the Company shall so notify CPK in writing, and the Company shall have a period of one year during which it may offer its securities in the same initial public offering under the Act previously contemplated by the Company, so long as such shares are sold at a price which reflects a valuation of the Company that is equal to or greater than the lesser of (i) the Company Proposed Valuation and (ii) a valuation of the Company based upon the Cash Equivalent of the consideration offered by CPK in the CPK IPO Response to acquire the Company as of the date of the CPK IPO Response.

      If, as of the day immediately preceding the closing date of an acquisition of the Company by CPK pursuant to a CPK IPO Response, the value of the Cash Equivalent of the consideration offered by CPK in such CPK IPO Response is greater than 110% of the Cash Equivalent of such consideration as of the date of the CPK IPO Response (the "Initial IPO Sale Value"), CPK, in its sole discretion, shall have the right to terminate such acquisition of the Company unless the Company agrees to accept consideration of the same type offered by CPK in the CPK IPO Response which, on the closing date of the acquisition, has a Cash Equivalent equal to 110% of the Initial IPO Sale Value. If, as of the day immediately preceding the closing date of an acquisition of the Company by CPK pursuant to a CPK IPO Response, the value of the Cash Equivalent of the consideration offered by CPK in the CPK IPO Response is less than 90% of the Initial IPO Sale Value, the Company, in its sole discretion, shall have the right to terminate such acquisition of the Company by CPK unless CPK agrees to pay consideration of the same type offered by CPK in the CPK IPO Response which, on the closing date of the acquisition, has a Cash Equivalent equal to 90% of the Initial IPO Sale Value. Following any termination pursuant to this Section 2.2(b), the Company shall have a period of one year during which it may offer its securities in the same initial public offering under the Act previously contemplated by the Company, so long as such shares are sold at a price which reflects a valuation of the Company that is equal to or greater than the lesser of (i) the Company Proposed Valuation, and (ii) the Initial IPO Sale Value.

      Notwithstanding anything to the contrary, the provisions of this Section 2.2 shall no longer be applicable, and CPK shall have no rights pursuant to this Section 2.2, beginning on the first date that CPK does not hold at least fifteen percent (15%) of the Then Outstanding Shares.

  RIGHT OF FIRST REFUSAL.

    Company's Right of First Refusal. In the event that any Shareholder desires to Transfer all or part of its Shares to any party other than a Permitted Transferee, and receives a bona fide offer from any Person to purchase all or part of its Shares, such Shareholder (the "Selling Shareholder") shall deliver an Offer to the Company, which shall set forth all relevant information regarding such proposed Transfer, including but not limited to, (a) the identity and address of the proposed Transferee, (b) the number of Offered Shares, (c) the form and amount of consideration to be paid for such Offered Shares, (d) all other terms and conditions of such proposed Transfer, including representations and warranties to be given to the proposed Transferee and similar provisions, and (e) if such an agreement has been prepared, the form of agreement pursuant to which such Transfer is to be made, together with all ancillary documents referred to in such agreement. The Company shall have fifteen (15) days after such Offer is deemed delivered (the "Company Right of First Refusal Period") to accept Transfer of all or any portion of the Offered Shares at the purchase price or for the consideration (subject to Section 3.4), and upon all of the terms and conditions, set forth in the Offer by giving written notice of acceptance to the Selling Shareholder within such Company Right of First Refusal Period. In the event the proposed consideration is or includes Other Non-Cash Consideration, such acceptance by the Company shall be subject to Section 3.4, and the Company Right of First Refusal Period shall not be deemed to have commenced until the Cash Equivalent value of such Other Non-Cash Consideration has been determined as provided in Section 3.4. Failure of the Company to give written notice of acceptance to the Selling Shareholder within the Company Right of First Refusal Period shall be deemed a rejection of the Offer. In the event the Company elects to accept Transfer of all of the Offered Shares, the Company shall pay the Selling Shareholder the purchase price or the Cash Equivalent thereof within ninety (90) days after the effective date of the acceptance notice unless otherwise agreed to by the Selling Shareholder and the Company. The Company's right to purchase Shares is subject to the restrictions governing the right of a corporation to purchase its own shares set forth in Sections 500 et seq. of the Code, and such other pertinent governmental or legal restrictions as are now or may hereafter become effective.

    Remaining Shareholders' Right of First Refusal.

      In the event the Company rejects the Offer to accept Transfer of the Offered Shares or does not accept Transfer of all of the Offered Shares, such Selling Shareholder shall deliver to the Remaining Shareholders copies of the Offer previously transmitted to the Company, and a statement of the number of Offered Shares the Transfer of which were not accepted by the Company pursuant to Section 3.1 above (collectively, the "Remaining Shareholder Offer"). The Remaining Shareholders shall have fifteen (15) days after such Remaining Shareholder Offer is deemed delivered (the "Remaining Shareholder Right of First Refusal Period") to elect to accept Transfer of such then remaining Offered Shares (the "Remaining Offered Shares") at the price and upon the terms and conditions set forth in the Remaining Shareholder Offer by giving written notice (a "Remaining Shareholder Notice") of acceptance to such Selling Shareholder within Remaining Shareholder Right of First Refusal Period. Notwithstanding anything to the contrary, for purposes of this Section 3.2, CPK shall no longer be deemed to be a Remaining Shareholder beginning on the first date that CPK does not hold at least fifteen percent (15%) of the Then Outstanding Shares.

      In the event more than one of the Remaining Shareholders elect to accept Transfer of the Remaining Offered Shares and the total aggregate number of Shares with respect to which such Remaining Shareholders desire to accept Transfer of exceeds the Remaining Offered Shares, then each Remaining Shareholder electing to accept Transfer (an "Accepting Remaining Shareholder") shall be entitled to accept Transfer of that number of Remaining Offered Shares (not to exceed that number of Remaining Offered Shares such Remaining Shareholder indicated a desire to accept Transfer of in its Remaining Shareholder Notice) equal to the product of (i) the total number of Remaining Offered Shares, multiplied by (ii) the quotient of (A) the number of Shares owned by such Accepting Remaining Shareholder as of the date the Remaining Shareholder Offer is deemed delivered, divided by (B) the aggregate number of Shares owned by all Accepting Remaining Shareholders as of the date that the Remaining Shareholder Offer is deemed delivered (such product, the "Allocated Portion"). If as a result of the application of such product, the Accepting Remaining Shareholders are not entitled to accept Transfer of all of the Remaining Offered Shares, such portion of the Remaining Offered Shares that no Accepting Remaining Shareholder is then entitled to receive Transfer of (the "Unallocated Remaining Offered Shares") shall automatically be Transferred to those Accepting Remaining Shareholders who indicated in their Remaining Shareholder Notices a desire to accept Transfer of Remaining Offered Shares in excess of their Allocated Portions; provided, however, that if more than one Accepting Remaining Shareholder indicated in its Remaining Shareholder Notice its desire to accept Transfer of Remaining Offered Shares in excess of its Allocated Portion, such Unallocated Remaining Offered Shares shall be allocated to all such Accepting Remaining Shareholders such that each such Accepting Remaining Shareholder will be entitled to accept Transfer of that number of Unallocated Remaining Offered Shares equal to the product of (i) the total number of Unallocated Remaining Offered Shares, multiplied by (ii) the quotient of (A) the number of Shares owned by such Accepting Remaining Shareholder as of the date the Remaining Shareholder Offer is deemed delivered, divided by, (B) the aggregate number of Shares owned by all such Accepting Remaining Shareholders as of the date that the Remaining Shareholder Offer is deemed delivered. If, as a result of such allocation, any Unallocated Remaining Offered Shares have been allocated to an Accepting Remaining Shareholder that did not indicate a desire to accept Transfer thereof in its Remaining Shareholder Notice, such Unallocated Remaining Offered Shares shall be reallocated among such Accepting Remaining Shareholders in the manner described in the preceding sentence until all such Unallocated Remaining Offered Shares have been allocated to Accepting Remaining Shareholders who indicated a desire to accept Transfer thereof in their Remaining Shareholder Notices.

      In the event the proposed consideration set forth in the Offer is other than cash, such acceptance by the Remaining Shareholders shall be subject to Section 3.4 below. Failure of a Remaining Shareholder to give the Selling Shareholder written notice of acceptance within the Remaining Shareholder Right of First Refusal Period shall be deemed a rejection of the Offer. In the event that the Remaining Shareholders or the Company and the Remaining Shareholders elect to accept Transfer of all of the Offered Shares, they shall pay the Selling Shareholder their respective portions of the purchase price or the Cash Equivalent thereof within ninety (90) days after the expiration of the Remaining Shareholder Right of First Refusal Period unless otherwise agreed to by the Selling Shareholder and those of the Company and the Remaining Shareholders electing to accept Transfer of all of the Offered Shares.

    Limitation on Rights to Transfer. In the event that the Company and the Remaining Shareholders do not, in the aggregate, elect to accept Transfer of all of the Offered Shares pursuant to Sections 3.1 and 3.2 above respectively, the Selling Shareholder may Transfer all of the Offered Shares for a period of one hundred eighty (180) days immediately following the expiration of the Remaining Shareholder Right of First Refusal Period (unless a longer period for closing is specified in the Offer), only to the proposed Transferee set forth in the Offer and only for the consideration and upon the terms and conditions set forth in the Offer; provided, however, that the Transfer may only be effectuated if the Company determines that such Transfer complies with state and federal securities laws. If the Transfer is not consummated within such one hundred eighty (180) day period in the manner described above, then the Selling Shareholder shall continue to hold the Offered Shares subject to the provisions of this Agreement and the provisions of this Agreement must be satisfied de novo before the Selling Shareholder may Transfer the Offered Shares.

    Cash Equivalent of Purchase Price.

      In the event that the consideration offered by the proposed Transferee consists, in whole or in part, of Freely Tradable Stock, to the extent that such offered consideration consists of Freely Tradable Stock, the Company or the Remaining Shareholders, or both, shall be entitled, but not obligated, to substitute the Cash Equivalent of such consideration as of the date of the Offer in the form of in cash or Freely Tradable Stock, or both, subject to Section 3.4(d).

      In the event that the consideration offered by the proposed Transferee consists, in whole or in part, of Eligible Unregistered Stock or Other Non-Cash Consideration, or any of them, to the extent that such offered consideration is in the form of Eligible Unregistered Stock or Other Non-Cash Consideration, the Company or the Remaining Shareholders, or both, shall be entitled, but not obligated, to substitute the Cash Equivalent of such consideration as of the date of the Offer in the form of in cash, Eligible Unregistered Stock, or Freely Tradable Stock, or any of them, subject to Section 3.4(d).

      In the event that any Remaining Shareholder states in its Remaining Shareholder Notice that, pursuant to either Section 3.4(a) or 3.4(b), any part of the consideration it will pay the Selling Shareholder will be in the form of either Freely Tradable Stock or Eligible Unregistered Stock, or both, and as of the day immediately preceding the closing date of the Transfer of any or all of the Offered Shares to such Remaining Shareholder, the value of the Cash Equivalent of that portion of the consideration offered by such Remaining Shareholder in Freely Tradable Stock or Eligible Unregistered Stock, or both, is greater than 110% of the Cash Equivalent of such portion of the consideration as of the date of the Remaining Shareholder Notice (the "Initial Remaining Shareholder Value"), such Remaining Shareholder, in its sole discretion, shall have the right to terminate the Transfer unless the Selling Shareholder agrees to accept consideration of the same type offered by such Remaining Shareholder in the Remaining Shareholder Notice which, on the closing date of the Transfer, has a Cash Equivalent equal to 110% of the Initial Remaining Shareholder Value. In the event that any Remaining Shareholder states in its Remaining Shareholder Notice that, pursuant to either Section 3.4(a) or 3.4(b), any part of the consideration it will pay the Selling Shareholder will be in the form of either Freely Tradable Stock or Eligible Unregistered Stock, or both, and as of the day immediately preceding the closing date of the Transfer of any or all of the Offered Shares to such Remaining Shareholder, the value of the Cash Equivalent of that portion of the consideration offered by such Remaining Shareholder in Freely Tradable Stock or Eligible Unregistered Stock, or both, is less than 90% of the Initial Sale Value, the Selling Shareholder, in its sole discretion, shall have the right to terminate the Transfer unless the Remaining Shareholder agrees to pay consideration of the same type offered by the Remaining Shareholder in the Remaining Shareholder Notice which, on the closing date of the Transfer, has a Cash Equivalent equal to 90% of the Initial Remaining Shareholder Value. Following any termination pursuant to this Section 3.4(c), the Selling Shareholder may Transfer all of the Offered Shares for a period of one hundred eighty (180) days immediately following the such termination, only to the proposed Transferee set forth in the Offer and only for the consideration and upon the terms and conditions set forth in the Offer.

      The Cash Equivalent of the Other Non-Cash Consideration offered by the proposed Transferee shall be determined as follows, and the Offer shall not be deemed to have been received for purposes of the starting of the Company Right of First Refusal Period or the Remaining Shareholder Right of First Refusal Period until such Cash Equivalent has been determined:

  Within fifteen (15) days following the date the Offer is deemed given, the Selling Shareholder and the Company shall attempt in good faith to agree upon the cash equivalent fair market value of the Other Non-Cash Consideration offered. In the event they are unable to agree upon such cash equivalent fair market value within such fifteen (15) day period, they shall mutually select an independent appraiser to determine the cash equivalent fair market value of the Other Non-Cash Consideration within fifteen (15) days after the expiration of such fifteen (15) day period. Any independent appraiser selected pursuant to this Section 3.4, by any party hereto shall have substantial experience in the valuation of the type of Other Non-Cash Consideration being valued. In the event that such Selling Shareholder and the Company are unable to agree upon an independent appraiser within such fifteen (15) day period, they shall each choose an independent appraiser to determine the cash equivalent fair market value and shall notify the other party, in writing, of such choice. Each appraiser shall submit its appraisal, including the premises upon which it was based, to the Selling Shareholder and to the Company within a reasonable time period after appointment, it being acknowledged that each such appraiser shall use its best efforts to submit such appraisal within fifteen (15) day after appointment. If the two appraisals are in substantial agreement, the appraised cash equivalent fair market value of the Other Non-Cash Consideration offered shall be determined by taking the average of the two appraisals. For purposes hereof, "substantial agreement" shall mean that the difference between the appraisals is equal to or less than fifteen percent (15%) of the higher appraisal. If the two appraisals are not in substantial agreement, the two appraisers shall appoint a third appraiser within a reasonable time period after the date of the later of their submitted appraisal, it being acknowledged that each such appraiser shall use its best efforts to cause such appointment to occur within fifteen (15) days of such later submitted appraisal. Such third appraiser shall determine the cash equivalent fair market value of the Other Non-Cash Consideration offered and submit a written appraisal including the premises upon which it was based within a reasonable time period, and in any event shall use its best efforts to submit such appraisal within fifteen (15) days following his appointment. The cash equivalent shall then be determined by averaging the two of three appraisals that are closest in amount. The appraisal fee(s) shall be borne equally by the Selling Shareholder and the Company.

  Drag Along and Co-Sale Rights.

    Drag Along Rights. In the event that Flax and Rosenfield desire to Transfer collectively all of their Shares to a single Transferee (other than a Permitted Transferee) or in a single transaction, and the Company and the Remaining Shareholders do not exercise their rights of first refusal set forth in Section 3 and purchase all of the Offered Shares, then Flax and Rosenfield shall have the right to require all of the CPK Parties to Transfer all of their Shares, upon the same terms and conditions and for the same purchase price as Flax and Rosenfield intend to sell all of their Shares of the Company, if requested by Flax and Rosenfield, by providing written notice of the proposed Transfer to all of the CPK Parties setting forth in reasonable detail the terms of the proposed Transfer; provided, however, that no CPK Party shall be required to Transfer any of its Shares to such single Transferee unless the aggregate consideration received in exchange for all Shares so Transferred (a) is in the form of cash or Freely Tradable Stock, or both, (b) is first allocated such that each share of Series A Preferred Stock so Transferred receives no less than its full Liquidation Preference then in effect, and (c) after the allocation of a portion of such consideration in satisfaction of all such Liquidation Preferences of the then outstanding shares of Series A Preferred Stock, and all liquidation preferences of any other shares of Preferred Stock then outstanding, the remaining aggregate consideration received in exchange for all Shares so Transferred is allocated, on an as converted-to-common basis, to (i) the holders of shares of Series A Preferred Stock so Transferred, (ii) the holders of shares of Common Stock so Transferred, and (iii) the holders of all other shares of Preferred Stock so Transferred having a right to a portion of such consideration. The CPK Parties shall deliver at such closing documents transferring all of the Shares held by the CPK Parties, duly executed for transfer, and shall be entitled to receive the proceeds (after deduction of transfer taxes and fees not paid by purchaser and other expenses directly attributable to the transfer of such Shares) allocable to the Transfer thereof. The CPK Parties further agree to timely take all such other actions as Flax and Rosenfield reasonably request in connection with such proposed Transfer; provided, however, that when taking such other actions, such CPK Parties shall only be required to make representations and warranties and agree to covenants and indemnities that are substantially similar to those made by Flax and Rosenfield with respect to such CPK Parties' ownership of such Shares and those matters necessary for such CPK Parties' to be able to effectuate the Transfer of such Shares to such proposed Transferee, including, without limitation, representations and warranties relating to such CPK Parties' authorization to transfer such Shares, and that the Transfer of such Shares by such CPK Parties will not (y) require any third party consent or (z) conflict with or result in a violation or breach or default of any contract to which such CPK Parties are a party or any governmental law, rule, ordinance or regulation.

    Co-Sale Rights.

      In the event that either Flax or Rosenfield desire to Transfer individually at least ten percent (10%) (on an as converted-to common basis and without giving effect to any accumulated dividends on the then outstanding shares of Series A Preferred Stock) of his Shares to a single Transferee (other than to any Permitted Transferee), in a single transaction, or in one or more transactions to multiple Transferees that are related parties, then Flax or Rosenfield (as applicable) shall give written notice to the CPK Parties indicating (i) the identity and address of the proposed Transferee, (ii) the form and amount of consideration to be paid for such Shares, (iii) the anticipated closing date of such Transfer, (iv) all other terms and conditions of such proposed Transfer, including representations and warranties to be given to the proposed Transferee and similar provisions, and (v) if such an agreement has been prepared, the form of agreement pursuant to which such Transfer is to be made, together with all ancillary documents referred to in such agreement. The CPK Parties shall have fifteen (15) days after such notice is deemed delivered to elect to participate in the proposed Transfer by giving written notice to Flax or Rosenfield (as applicable) within such fifteen (15) day period. Each CPK Party electing to participate in the Transfer shall be entitled to sell to the prospective Transferee a number of Shares equal to the total number of Shares which Flax or Rosenfield (as applicable) proposed to Transfer multiplied by the quotient of (a) the number of Shares owned by such CPK Party as of the date notice is given as provided in the first sentence of this Section 4.2(a), divided by (b) the aggregate number of Shares owned by Flax or Rosenfield (as applicable) and all of the CPK Parties electing to participate in the Transfer. Such Transfer by a CPK Party shall be on substantially the same terms and conditions as the Transfer by Flax or Rosenfield (as applicable), and such CPK Party shall only be required to make representations and warranties and agree to covenants and indemnities that are substantially similar to those made by Flax or Rosenfield (as applicable) with respect to such CPK Parties' ownership of such Shares and those matters necessary for such CPK Parties' to be able to effectuate the Transfer of such Shares to such proposed Transferee, including, without limitation, representations and warranties relating to such CPK Parties' authorization to transfer such Shares, and that the Transfer of such Shares by such CPK Parties will not (y) require any third party consent or (z) conflict with or result in a violation or breach or default of any contract to which such CPK Parties are a party or any governmental law, rule, ordinance or regulation. The failure of any CPK Party to give written notice of election to participate within the fifteen (15) day period described above in this Section 4.2(a) shall be deemed an election not to participate.

      In the event that one or more CPK Party elects to participate in the Transfer, as provided in Section 4.2(a) above, the Transfer shall be completed, in accordance with the terms set forth in the notice given as provided in the first sentence of Section 4.2(a), provided, however, that each electing CPK Party shall have the right to include in such Transfer a number of Shares determined as provided in Section 4.2(a). In the event that no Remaining Shareholders elect to participate in the Transfer, Flax or Rosenfield (as applicable) may complete the Transfer in accordance with the terms set forth in the notice given as provided in the first sentence of Section 4.2(a).

  REQUIRED PARTICIPATION IN CERTAIN TRANSACTIONS. By its execution of this Agreement, each CPK Party hereby expressly agrees, for so long as the CPK Parties collectively hold at least fifty percent (50%) of the then outstanding shares of the Company's Series A Preferred Stock, to vote in favor of, execute any shareholder consents necessary to approve of, accept, enter into, be bound by, cooperate in completing, and comply with all of the terms and conditions of, any of the following transactions (each, a "Mandatory Transaction"):

    Sale Transactions. Any Sale Transaction, provided that (i) the Company has complied with Section 2, (ii) such Sale Transaction has been approved of, and recommended to the Shareholders for their approval thereof, by the Board of Directors, and (iii) the Cash Equivalent as of the date of the closing of the Sale Transaction of the proceeds received by the Company as a result of such Sale Transaction will be distributed in a manner such that (A) the holders of shares of Series A Preferred Stock receive distributions in satisfaction of the entire Liquidation Preference then in effect for their shares of Series A Preferred Stock, (B) such distributions occur prior to the distribution of any portion of such proceeds to the holders of Common Stock, and (C) upon satisfaction of all such Liquidation Preferences of the then outstanding shares of Series A Preferred Stock, and all liquidation preferences of any other shares of Preferred Stock then outstanding, the remaining proceeds received by the Company as a result of such Sale Transaction will be distributed, on an as converted-to-common basis, to (1) the holders of shares of Series A Preferred Stock, (2) the holders of shares of Common Stock, and (3) the holders of all other shares of Preferred Stock having a right to so participate in such a distribution; and

    Equity Financings. Any issuance of shares of capital stock by the Company that CPK would have a right to subscribe for or purchase a portion thereof pursuant to Section 6 below.

  ADDITIONAL ISSUANCE OF SHARES.

    General. In the event that the Company determines that it is in its best interests to raise additional capital through an equity financing in which the Company issues New Securities, the Company shall provide CPK with the right to purchase that number of New Securities equal to CPK's pro rata share of such New Securities. For purposes of this Section 6, CPK's "pro rata share" shall be equal to the ratio of (a) the sum of (i) the number of shares of Common Stock into which the shares of Series A Preferred Stock then held by CPK are then convertible (without giving effect to any accumulated dividends on the then outstanding shares of Series A Preferred Stock) plus (ii) the number of shares of Common Stock then held by CPK, to (b) the total number of Then Outstanding Shares; provided, however, that if Flax and Rosenfield, or either of them, do not purchase all of the other New Securities issued in such equity financing, the Company shall provide CPK with the opportunity to purchase such other New Securities prior to offering such New Securities on the same terms to any other Person, all in accordance with this Section 6. Notwithstanding anything to the contrary, the provisions of this Section 6 shall no longer be applicable, and CPK shall have no rights pursuant to this Section 6, beginning on the first date that CPK does not hold at least fifteen percent (15%) of the Then Outstanding Shares.

    Notice Procedures.

      In the event the Company proposes to undertake an issuance of New Securities as described in this Section 6, it shall give CPK written notice of its intention thereof, describing the type of capital stock, the price and the general terms upon which the Company proposes to issue the same. CPK shall have fifteen (15) days after receipt of any such notice to agree to purchase its pro rata share of such New Securities for the price and upon the general terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

      In the event that CPK exercises its right to purchase its pro rata portion of the New Securities described in Section 6(a) above, and Flax and Rosenfield do not purchase all of the remaining New Securities issued in connection therewith by the Company, the Company shall give CPK written notice of such determination by Flax and Rosenfield. Such notice shall also contain the aggregate number of New Securities that Flax and Rosenfield are purchasing, and that number of New Securities being offered that Flax and Rosenfield are not purchasing (the "Unpurchased New Securities"). CPK shall have fifteen (15) days after receipt of any such notice to agree to purchase the Unpurchased New Securities for the price and upon the general terms specified in the notice provided to CPK pursuant to Section 6.2(a), by giving written notice to the Company and stating therein the quantity Unpurchased New Securities to be purchased.

    Completion of Transaction. In the event that CPK fails to exercise its right to purchase New Securities set forth in this Section 6 within the time periods set forth in this Section 6, the Company shall have one hundred eighty (180) days thereafter to consummate the sale of such New Securities for which CPK did not exercise its option, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice provided to CPK pursuant to Section 6.2(a). In the event the Company has not sold such shares of capital stock within said one hundred eighty (180) day period, the Company shall not thereafter issue or sell any New Securities in an equity financing without first offering such New Securities to CPK in the manner provided above.

  CORPORATE GOVERNANCE

    Composition of Board of Directors. As provided in the Company's Bylaws, the number of members of the Board of Directors shall initially be three. Each Shareholder shall vote all of its shares, and shall take all other necessary and desirable actions within such Shareholder's control (whether in its capacity as a shareholder, director, member of a board committee or officer of the Company or otherwise), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and shareholders' meetings) to ensure that:

      the number of directors constituting the Board of Directors remains three until the earlier to occur of (i) the first date on which CPK holds less than twenty-three percent (23%) of the Then Outstanding Shares and (ii) that date on which CPK elects not to exercise its right of first refusal set forth in Section 6 to purchase its entire pro rata share of New Securities;

      one of the members of the Board of Directors shall be an individual designated by Flax, who shall initially be Larry Flax;

      one of the members of the Board of Directors shall be an individual designated by Rosenfield, who shall initially be Richard Rosenfield;

      until the first date on which CPK no longer holds at least fifteen percent (15%) of the Then Outstanding Shares, one of the members of the Board of Directors shall be an individual designated by CPK, who shall initially be Fred Hipp;

      in the event that any member of the Board of Directors who was designated by either Flax and Rosenfield ceases to serve as a director for any reason, that the Shareholder who designated such designee shall designate the successor member of the Board of Directors thereto, and that such designee shall become a member of the Board of Directors;

      in the event that the member of the Board of Directors who was designated by CPK ceases to serve as a director for any reason, and such cessation occurs prior to the first date on which CPK no longer holds at least fifteen percent (15%) of the Then Outstanding Shares, that CPK shall designate the successor member of the Board of Directors thereto, and that such designee shall become a member of the Board of Directors;

      in the event that a Shareholder desires to remove from the Board of Directors the member designated by such Shareholder, that the Shareholders and the Company shall take all necessary actions to remove such designee from the Board; and

      so long as CPK owns at least 15% of the Then Outstanding Shares immediately prior to a Transfer of its shares, if CPK Transfers at least 15% of the Then Outstanding Shares to a single transferee, that the number of directors constituting the Board of Directors is increased to a sufficient number so that such transferee can elect one board member pursuant to the cumulative voting procedures imposed by California law.

    Required Approval of CPK for Certain Matters. Until the first date on which CPK no longer holds at least twenty percent (20%) of the Then Outstanding Shares, the Company shall not, without the affirmative vote or prior written consent of CPK:

      Make a change to the compensation paid by the Company to either of Larry Flax and Richard Rosenfield in their capacities as officers, employees or directors of the Company, it being acknowledged that:

        as of the date of the opening of the first LA Food Show restaurant, the Company will pay each of Larry Flax and Richard Rosenfield an annual salary of $150,000;

        of such $150,000 annual salary (which will accrue), until the Salary Trigger Date (defined below), the Company will pay each of Larry Flax and Richard Rosenfield $36,000 annually in accordance with the Company's payment policy for its employees then in effect, and each of Larry Flax and Richard Rosenfield will defer the Company's obligation to pay each of them the remaining salary amounts then owed, upon the Salary Trigger Date, the Company shall pay to each of Larry Flax and Richard Rosenfield all compensation amounts that each of Larry Flax and Richard Rosenfield have previously deferred pursuant to Section 7.2(a)(ii) above, beginning on the Salary Trigger Date, the Company shall commence the payment to each of Larry Flax and Richard Rosenfield such $150,000 annual salary in full in accordance with the Company's payment policy for its employees then in effect; and

        Larry Flax and Richard Rosenfield are the sole shareholders in Flax & Rosenfield Restaurant Group, Inc., and as such, each of them may, without violating any contractual, fiduciary or other obligation to the Company, develop other restaurant concepts or provide restaurant consulting services to other restaurant businesses, or both, so long as each of Larry Flax and Richard Rosenfield devotes to the Company an amount of time reasonably necessary to perform his duties in connection therewith.

      For purposes of this Section 7.2(a), the "Salary Trigger Date" shall mean the first to occur of (A) the first date on which the Company has raised an aggregate of at least $5,000,000 through the issuance of New Securities in future equity financings, or (B) the first date upon which a balance sheet of the Company (prepared at any time in accordance with the Company's standard policies and practices) reflects that the Company's current assets are equal to or greater than the sum of (1) $250,000, plus, (2) the Company's "current liabilities." For purposes of this Section 7.2(a), "current liabilities" shall include all amounts of deferred compensation owed to Larry Flax and Richard Rosenfield contemplated above, shall exclude all then accrued and unpaid dividends on the then outstanding shares of Series A Preferred Stock, and shall exclude any and all current liabilities relating to the expansion of the Company's business;

      Authorize, or obligate itself to authorize, the issuance or grant of any shares of capital stock of the Company, or any options or warrants to purchase, or rights to subscribe for, capital stock of the Company, to employees, directors or consultants of the Company pursuant to any Stock Option Plan or agreement of the Company approved by the Board of Directors, that in the aggregate would be in excess of ten percent (10%) of the Company's outstanding shares of capital stock (as determined on an as converted-to-common basis and without giving effect to any accumulated dividends on the then outstanding shares of Series A Preferred Stock) as of the date of this Agreement;

      Enter into any agreement, arrangement or transaction with any Shareholder, or any affiliate, relative, beneficiary or employee of the foregoing; or

      Make any material acquisition, which acquisition may take place by way of a merger, reorganization, recapitalization or similar transaction (it being understood that a Sale Transaction shall not be considered an acquisition by the Company).

  REGISTRATION RIGHTS.

    Piggyback Rights.

      Except with respect to an initial public offering of the Company's Common Stock under the Act, subject to the provisions herein, if the Company at any time proposes to register any of its Common Stock under the Act for sale to the public (other than registration of shares of Common Stock on Form S-4 or Form S-8 or any successor form thereto), the Company shall give written notice of the proposed registration to the Shareholders at least thirty (30) days prior to the filing thereof, and each Shareholder shall have the right to request that all or any part of its Common Stock be included in such registration by giving written notice to the Company within fifteen (15) days after the giving of notice by the Company of such proposed registration (each Shareholder giving the Company a notice requesting that Common Stock owned by it be included in such proposed registration being hereinafter referred to in this Section 8 as a "Registering Holder");

      If the registration described in Section 8.1(a) is an underwritten registration and the managing underwriters of such registration determine that the aggregate amount of securities of the Company which the Company, all Registering Holders and all other security holders of the Company pursuant to contractual rights to participate in such registration ("Other Holders") propose to include in such registration statement, exceeds the maximum number of shares of Common Stock that may be included therein for any reason (including, without limitation, that such number of shares of Common Stock would have an adverse effect on the price at which the shares of Common Stock proposed to be registered may be sold), the number of shares of Common Stock to be registered may be reduced or limited to the extent necessary to reduce the total number of shares of Common Stock to be included in such registration to the amount recommended by the managing underwriters (it being agreed and understood that such underwriters shall have the right to eliminate entirely the participation in such registration of all Registering Holders) as follows:

        In connection with an offering initiated by the Company, such reduction shall be made:

          first, from the shares of Common Stock to be registered by Other Holders who are not entitled under any agreements between them and the Company to participate pari passu with the Registering Holders in such registration;

          second, from the shares of Common Stock intended to be offered by the Registering Holders and those Other Holders who are entitled under any agreements between them and the Company to participate pari passu with the Registering Holders in such registration, on a pro rata basis, based on the relative equity interests in the Company of all such Registering Holders and such Other Holders who have requested that shares of Common Stock owned by them be so included; and

          last, from the shares of Common Stock to be registered for the account of the Company.

        In connection with an offering initiated by a Third Party Demand Shareholder, such reduction shall be made:

          first, from shares of Common Stock held by Persons (including the Company) who are not Registering Holders, the Third Party Demand Shareholder or Other Holders who are entitled under any agreements between them and the Company to participate pari passu with the Registering Holders in such registration;

          second, from the shares of Common Stock to be registered by the Registering Holders and the Other Holders who are entitled under any agreements between them and the Company to participate pari passu with the Registering Holders in such registration, on a pro rata basis, based on the relative equity interests in the Company of all such Registering Holders and such Other Holders who have requested that shares of Common Stock owned by them be so included; and

          last, from the shares of Common Stock to be registered by the Third Party Demand Shareholder.

      Common Stock proposed to be registered and sold for the account of any Registering Holder shall be sold to prospective underwriters selected or approved by the Company and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company and the prospective underwriters. The Registering Holders shall be permitted to withdraw all or a part of the shares of Common Stock held by such Registering Holders which were to be included in such registration at any time prior to the effective date of such registration. The Company shall not be required to maintain the effectiveness of the registration statement for such registration beyond the earlier to occur of ninety (90) days after the effective date thereof or the consummation of the distribution by the Company of the shares of Common Stock included for the account of the Company in such registration statement. The Company may withdraw any registration statement at any time before it becomes effective, or postpone the offering of securities, without obligation or liability to any Shareholder.

      The registration rights set forth in this Section 8 shall terminate and be of no further effect with respect to the Common Stock (i) at such time as the Company has filed, and there has become effective, three registration statements in which all Shareholders have been afforded the opportunity to include all shares of Common Stock held by them; or (ii) if earlier, after a public trading market has existed for shares of Common Stock of the Company and the shares of Common Stock held by the Shareholders may be distributed to the public pursuant to Rule 144(k) promulgated under the Act (or any successor rule or regulation), free of any restrictions imposed pursuant to paragraph (f) of this Section 8.

      In connection with any registration of shares of Common Stock under the Act pursuant to this Agreement, the Company will furnish each Registering Holder whose shares of Common Stock are registered thereunder with a copy of the registration statement and all amendments thereto and will supply each Registering Holder with copies of any prospectus included therein (including a preliminary prospectus and all amendments and supplements thereto), in such quantities as may be reasonably necessary for the purposes of the proposed sale or distribution covered by such registration. The Company shall not, however, be required to supply copies of a prospectus for a period beyond ninety days after the effective date of such registration statement and, at the end of such period, the Company may deregister any shares of Common Stock covered by such registration statement and not then sold or distributed. In connection with any such registration of Common Stock, the Company will, at the request of the managing underwriter with respect thereto, use its best efforts to qualify such registered shares for sale under the securities laws of such states as is reasonably required to permit the distribution of such registered shares, provided that the Company shall not be required in connection therewith or as a condition thereof to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or become subject to taxation in any jurisdiction.

      Notwithstanding any other provision of this Section 8, each Shareholder agrees in connection with any registration of the Company's securities under the Act, if so requested by the Company or any managing underwriter in connection with such registration, each Shareholder shall agree in writing not to sell, assign, convey or otherwise transfer any of the Company's securities during the periods specified by the Company's Board of Directors after negotiation with such managing underwriter, with such periods not to exceed the 10 days prior to, and the 180 days following the effective date of a registration statement of the Company filed under the Act in connection with such registration; provided, however, that the restrictions set forth in this Section 8.1(f) shall be effective only if and to the extent that (i) all Shareholders enter into agreements with the underwriters pursuant to this Section 8.1(f) not to sell, assign, convey or otherwise transfer any of the Company's securities in connection with such registration, and (ii) the time periods in all such agreements during which the Shareholders may not sell, assign, convey or otherwise transfer any of the Company's securities in connection with such registration are identical; provided, further, that, in the case of death of a Shareholder, if consented to by the managing underwriter, such Shareholder's estate shall be permitted to offer for public sale prior to the expiration of such period such securities of the Company as reasonably necessary to generate funds for the payment of estate taxes. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

      Except as otherwise required by state securities laws or the rules and regulations promulgated thereunder, all expenses, disbursements and fees incurred by the Company in connection with carrying out its obligations under this Section 8 shall be borne by the Company; provided, however, that each Registering Holder shall pay (i) all costs and expenses of counsel for such Registering Holder if such counsel is not also counsel for the Company, (ii) all underwriting discounts, commissions and expenses and all transfer taxes with respect to the shares sold by such Registering Holder, and (iii) all other expenses incurred by such Registering Holder and incidental to the sale and delivery of the shares to be sold by such Registering Holder.

      It shall be a condition of each Registering Holder's rights hereunder to have shares of Common Stock owned by such Registering Holder registered that:

        such Registering Holder shall cooperate with the Company by supplying information and executing documents relating to such Registering Holder or the securities of the Company owned by such Registering Holder in connection with such registration;

        such Registering Holder shall enter into any undertakings, and take such other action relating to the conduct of the proposed offering, which the Company or the underwriters may reasonably request as being necessary to insure compliance with federal and state securities laws and the rules or other requirements of the National Association of Securities Dealers, Inc. or which the Company or the underwriters may reasonably request to otherwise effectuate the offering; and

        such Registering Holder shall execute and deliver an agreement to indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, any underwriter (as defined in the Act), and each person, if any, who controls the Company or such underwriter within the meaning of the Act, against such losses, claims, damages or liabilities (including reimbursement for legal and other expenses) to which the Company or any such director, officer, underwriter or controlling person may become subject under the Act or otherwise, in such manner as is customary for registrations of the type then proposed and, in any event, equivalent in scope to indemnities given by the Company in connection with such registration, but only (A) with respect to written information furnished by such Registering Holder in his capacity as a selling shareholder in connection with such registration, and (B) in an amount equal to the net proceeds received by such Registering Holder from the sale of Common Stock pursuant to such registration.

      In the event of any registration under the Act of any shares of Common Stock pursuant to this Section 8, the Company hereby agrees to indemnify and hold harmless each Shareholder disposing of such shares against such losses, claims, damages or liabilities (including reimbursement for legal and other expenses) to which each such Shareholder may become subject under the Act or otherwise, in such manner as is customary for registrations of the type then proposed, but not with respect to information furnished by each of them in their capacities as selling shareholders in connection with such registration.

    Additional Registration Rights. To the extent the Company affords Flax and Rosenfield the opportunity to include any of their shares of Common Stock in any registration of its Common Stock under the Act (other than registration of shares of Common Stock on Form S-8 or any successor form thereto), the Company shall afford CPK the opportunity to include its shares of Common Stock in such registration to the same extent, and on the same terms and conditions, on a pro rata basis, afforded to Flax and Rosenfield, based on the relative equity interests in the Company of CPK, Flax and Rosenfield.

  USE OF CPK RESOURCES. The Company hereby agrees to use its commercially reasonable efforts to design all of its "back office" functions (such as accounting, computer communications and inventory control) to be compatible with the similar back office functions of CPK's "California Pizza Kitchen" restaurant business. At the request of the Company, CPK, at its sole discretion, may make its employees and services available to the Company for any purpose related to the Company's business. If CPK does so make its employees and services available to the Company, the Company will compensate CPK for the provision of such services based upon amounts determined by arms-length negotiations between CPK and the Company and pursuant to secondment agreements.

  PREPARATION OF FINANCIAL STATEMENTS .

    Financial Statements. The Company shall prepare, in its usual course of business, customary year-end and quarterly financial statements, all in accordance with GAAP consistently applied, and shall cause its year-end financial statements to be accompanied by a report and opinion thereon by the Company's independent certified public accountants. The Company shall use its best efforts to cause such independent certified public accountants to be one of the "Big 4" accounting firms. The Company currently contemplates that the customary financial statements will include, without limitation, a balance sheet of the Company and its subsidiaries (if any) as of the end of the Company's fiscal year, and consolidated statements of income and retained earnings and consolidated statements of changes in cash flows of the Company and its subsidiaries (if any) for the Company's fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year.

    Access to Financial Statements. The Company hereby acknowledges that each member of the Board of Directors shall have access to all financial statements prepared by the Company, including without limitation any quarterly or monthly financial statements prepared by the Company, as well as the Company's books and records and any business plans of the Company and forecasts of the Company's projected costs, revenues income, and capital requirements. The Company further acknowledges that for so long as CPK has a right to designate a member of the Board of Directors pursuant to Section 7.1(d), CPK's representatives authorized by such member shall have the same access to the Company's financial statements, business plans and forecasts of the Company's projected costs, revenues income and capital requirements, as such member pursuant to the first sentence of this Section 10.2.

  TERMINATION AND AMENDMENT OF AGREEMENT; ADMISSION OF ADDITIONAL MEMBERS.

    General. This Agreement shall terminate upon the first to occur of the following events:

      The written agreement of all of the then-current Shareholders and the Company to terminate this Agreement;

      Upon the consummation of a public offering pursuant to an effective registration statement under the Act of shares of Common Stock that is underwritten by a nationally recognized investment bank; provided, however, that in such case, the terms and conditions of Section 8 shall continue to exist in full force and effect;

      Upon the completion of any transaction, in any form, as a result of which or following which the Shareholders who are then parties to this Agreement represent, in the aggregate, less than fifty percent (50%) of the total voting power of the Company or any entity other than the Company which is the surviving entity in such transaction provided, however, that in such case, the terms and conditions of Section 8 shall continue to exist in full force and effect; or

      Upon the completion of any Sale Transaction that occurs in compliance with Section 2.1.

    Amendment and Modification. This Agreement may be amended or modified only with the written consent of the Company and the holders of 80% of the Then Outstanding Shares held by the Shareholders, expressly setting forth the amendments or modifications; provided, however, that no such modification or amendment will be effective without the affirmative vote or consent of CPK so long as CPK owns at least twenty percent (20%) of the Then Outstanding Shares. Following any such amendment, all references herein to this Agreement shall be deemed to mean and include the Agreement as so amended.

    Agreement of Parties to Admit Additional Shareholders. Each party to this Agreement, by its execution hereof, hereby agrees that, if required by the Company, it shall cause any individual or entity to whom Shares are Transferred by any Shareholder in accordance with this Agreement to execute and deliver of a counterpart signature page to this Agreement in a form substantially similar to Exhibit A, and upon such execution and delivery, such Individual or entity shall become a party to this Agreement and thereby agree to be bound by and to observe all of the terms and conditions contained herein.

  MISCELLANEOUS.

    Entire Agreement. This Agreement, including the exhibits hereto and the agreements expressly referred to herein, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no warranties, representations or other agreements between the parties, in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless made in writing and in compliance with the provisions of Section 12.2.

    Waivers. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the party to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any party in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

    Severability. In the event any one or more of the terms, conditions or provisions contained in this Agreement should be found in a final award or judgment rendered by any court or arbitrator or panel of arbitrators of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such term, condition or provision, to the extent the same shall have been held invalid, illegal, or unenforceable, had never been contained herein, provided that such interpretation and construction is consistent with the intent of the parties as expressed in this Agreement.

    Headings, Definitions. The headings of the Sections contained in this Agreement are included herein for reference purposes only, solely for the convenience of the parties hereto, and shall not in any way be deemed to affect the meaning, interpretation or applicability of this Agreement or any term, condition or provision hereof. All references to Sections, Articles, Schedules or Exhibits contained herein mean Sections, Articles, Schedules or Exhibits of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the choice of law principles thereof.

    Attorneys' Fees. In the event that any party to this Agreement shall commence any suit, action, arbitration or other proceeding to interpret this Agreement, or determine or enforce any right or obligation created hereby, including but not limited to any action for rescission of this Agreement or for a determination that this Agreement is void or ineffective ab initio, the prevailing party in such action shall recover such party's costs and expenses incurred in connection therewith, including attorney's fees and costs of appeal, if any. Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party's costs and expenses as provided in this Section 12.6.

    Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any or all of such counterparts may be executed within or outside the state of California. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Agreement, and no party shall be required to produce an original or all of such counterparts in making such proof.

    Covenant of Further Assurances. All parties to this Agreement shall, upon request, perform any and all acts and execute and deliver any and all certificates, instruments and other documents that may be necessary or appropriate to carry out any of the terms, conditions and provisions hereof or to carry out the intent of this Agreement.

    Remedies Cumulative. Each and all of the several rights and remedies provided for in this Agreement shall be construed as being cumulative and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law or equity, and pursuit of any one remedy shall not be deemed to be an election of such remedy, or a waiver of any other remedy.

    Binding Effect. This Agreement shall inure to the benefit of and be binding upon all of the parties hereto and their respective executors, administrators, successors and permitted assigns.

    Compliance with Laws. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is a conflict between any term, condition or provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the term, condition or provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, provided that such construction is consistent with the intent of the parties as expressed in this Agreement.

    Gender. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates.

    No Third Party Benefit. Nothing contained in this Agreement shall be deemed to confer any right or benefit on any Person who is not a party to this Agreement.

    Construction; Representation by Counsel. The parties hereto represent that they have been represented and advised by counsel in connection with the negotiation and preparation of this Agreement, and this Agreement shall be deemed to have been drafted jointly by the parties, notwithstanding that one party or the other may have performed the actual drafting hereof. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

    Injunctive Relief; Specific Performance. The parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement would result in severe and irreparable injury to the other party, which injury could not be adequately compensated by an award of money damages, and the parties therefore agree and acknowledge that they shall be entitled to injunctive relief in any court of competent jurisdiction in the event of any breach of any material term, condition or provision of this Agreement, or to enjoin or prevent such a breach, including without limitation an action for specific performance hereof, and the parties hereby irrevocably consent to the issuance of any such injunction. The parties further agree that no bond or surety shall be required in connection therewith.

    Jurisdiction and Venue. The federal and state courts located within the County of Los Angeles, in the State of California, shall have exclusive jurisdiction and venue with respect to all actions, claims and proceedings arising out of or relating to this Agreement, or its enforcement. The parties to this Agreement hereby waive any right to commence any claim, action or proceeding in any other venue or jurisdiction, except as set forth in this paragraph, or to seek dismissal of any action, claim or proceeding in the County of Los Angeles, in the State of California, on the basis of improper venue or forum non conveniens. Moreover, the parties hereby consent to the personal jurisdiction of the courts of the County of Los Angeles, in the State of California.

    Legend. Each stock certificate representing Shares when issued shall have conspicuously thereon the following legend:

    "THE SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, EXCHANGE, MORTGAGE, GRANT OF A SECURITY INTEREST IN, GIFT, ENCUMBRANCE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN IS RESTRICTED BY AND SUBJECT TO A SHAREHOLDERS' AGREEMENT DATED MARCH 6, 2003. A COPY OF SAID AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE CORPORATION."

    A copy of this Agreement shall be delivered to the Secretary of the Company and shall be shown to any Person making any inquiry with respect thereto.

    Notices. All notices and communications to be given or otherwise made to either the Company or Subscriber shall be deemed to be sufficient if contained in a written instrument delivered in person or by facsimile or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, or addressed to such party at the following address:

If to CPK: California Pizza Kitchen, Inc. 6053 West Century Boulevard Los Angeles, CA 90045-6430 Facsimile No.: (310) 342-4656 Attn: Fred Hipp

If to Flax:

Larry S. Flax, or his successors in trust, as Trustee of the Larry S. Flax Revocable Trust dated June 18, 2002, as may be amended from time to time

c/o LA Food Show, Inc.
1334 Park View Avenue, #200
Manhattan Beach, CA 90266
Facsimile No.: (310) 939-9829
Attn: Larry S. Flax

If to Rosenfield: Richard Rosenfield c/o LA Food Show, Inc. 1334 Park View Avenue, #200 Manhattan Beach, CA 90266 Facsimile No.: (310) 939-9829	If to the Company: LA Food Show, Inc. 1334 Park View Avenue, #200 Manhattan Beach, CA 90266 Facsimile No.: (310) 939-9829 Attn: Richard Rosenfield and Larry S. Flax

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received: (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (b) in the case of nationally- recognized overnight courier, on the next business day after the date when sent and (c) in the case of mailing, on the third business day following that on which the piece of mail containing such communications is posted. As used in this Section, "business day" shall mean any day other than a day on which banking institutions in the State of California are legally closed for business.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date, month and year first above written.

The Company: LA Food Show, Inc., a California corporation By: Name: __________________________ Title ________________________	Shareholder: Richard Rosenfield, an individual ______________________ Date: _______________
Shareholder: California Pizza Kitchen, Inc., a California corporation By: _____________________ Name: ______________________ Title: ____________________________

Shareholder:

Larry S. Flax, or his successors in trust, as Trustee of the Larry S. Flax Revocable Trust dated June 18, 2002, as may be amended from time to time

By: __________________

Name: Larry S. Flax
Its: Trustee

Exhibit A

Counterpart Signature Page

The undersigned, by execution of this Counterpart Signature Page, hereby agrees and covenants as follows:

1. That the undersigned has received a copy of the Shareholders' Agreement, dated as of March 6, 2003 (the "Agreement");

2. That the undersigned has thoroughly read and reviewed the Agreement, and is familiar with all of the terms and conditions thereof;

3. That the undersigned hereby accepts, enters into, and agrees to be bound by, the Agreement and all of its terms and conditions, and that all Shares owned by the undersigned are owned subject to all of such terms and conditions, and further agrees that any and all certificates representing Shares owned by the undersigned will bear the legend referenced in Section 12.17 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date, month and year first above written.

(Signature)

(Print Name)

SHAREHOLDERS' AGREEMENT

OF

LA FOOD SHOW, INC.

DATED AS OF MARCH 6, 2003

1. DEFINITIONS 1

1.1 Act 1

1.2 Accepting Remaining Shareholder 1

1.3 Agreement 1

1.4 Allocated Portion 1

1.5 Board of Directors 1

1.6 Cash Equivalent 2

1.7 Certificate 2

1.8 Code 2

1.9 Company 2

1.10 Company Proposed Valuation 2

1.11 Company Right of First Refusal Period 2

1.12 Common Stock 2

1.13 CPK 2

1.14 CPK Cash Equivalent 2

1.15 CPK IPO Response 2

1.16 CPK Parties 2

1.17 CPK Written Offer 2

1.18 Discounted Stock Value 3

1.19 Eligible Registrant 3

1.20 Eligible Unregistered Stock 3

1.21 Exchange Act 3

1.22 Flax 3

1.23 Freely Tradable Stock 3

1.24 Initial IPO Sale Value 3

1.25 Initial Remaining Shareholder Value 3

1.26 Initial Sale Value 3

1.27 Liquidation Preference 4

1.28 Mandatory Transaction 4

1.29 New Securities 4

1.30 Offer 4

1.31 Offered Shares 4

1.32 Other Non-Cash Consideration 4

1.33 Permitted Transferee 4

1.34 Person 4

1.35 Preferred Stock 4

1.36 Publicly Traded Value 5

1.37 Remaining Offered Shares 5

1.38 Remaining Shareholder Offer 5

1.39 Remaining Shareholder Right of First Refusal Period 5

1.40 Remaining Shareholder Notice 5

1.41 Remaining Shareholders 5

1.42 Rosenfield 5

1.43 Sale Transaction 5

1.44 Second CPK Written Offer 5

1.45 Selling Shareholder 5

1.46 Series A Preferred Stock 5

1.47 Shares 5

1.48 Shareholders 5

1.49 Stock Option Plans 6

1.50 Then Outstanding Shares 6

1.51 Third Party Demand Shareholder 6

1.52 Third Party Written Notice 6

1.53 Transfer 6

1.54 Transferee 6

1.55 Unallocated Remaining Offered Shares 6

1.56 Unpurchased New Securities 6

2. RIGHT OF FIRST NEGOTIATION 6

2.1 Determination by the Company to Enter into a Sale Transaction 6

2.2 Determination by the Company to Consummate an Initial Public Offering 8

3. RIGHT OF FIRST REFUSAL 9

3.1 Company's Right of First Refusal 9

3.2 Remaining Shareholders' Right of First Refusal 10

3.3 Limitation on Rights to Transfer 11

3.4 Cash Equivalent of Purchase Price 12

4. Drag Along and Co-Sale Rights 14

4.1 Drag Along Rights 14

4.2 Co-Sale Rights 14

5. REQUIRED PARTICIPATION IN CERTAIN TRANSACTIONS 16

5.1 Sale Transactions 16

5.2 Equity Financings 16

6. ADDITIONAL ISSUANCE OF SHARES 16

6.1 General 16

6.2 Notice Procedures 17

6.3 Completion of Transaction 17

7. CORPORATE GOVERNANCE 17

7.1 Composition of Board of Directors 17

7.2 Required Approval of CPK for Certain Matters 18

8. REGISTRATION RIGHTS 20

8.1 Piggyback Rights 20

8.2 Additional Registration Rights 23

9. USE OF CPK RESOURCES 24

10. PREPARATION OF FINANCIAL STATEMENTS 24

11. TERMINATION AND AMENDMENT OF AGREEMENT; ADMISSION OF ADDITIONAL MEMBERS 24

11.1 General 24

11.2 Amendment and Modification 25

11.3 Agreement of Parties to Admit Additional Shareholders 25

12. MISCELLANEOUS 25

12.1 Entire Agreement 25

12.2 Waivers 25

12.3 Severability 26

12.4 Headings, Definitions 26

12.5 Applicable Law 26

12.6 Attorneys' Fees 26

12.7 Execution and Counterparts 26

12.8 Covenant of Further Assurances 26

12.9 Remedies Cumulative 27

12.10 Binding Effect 27

12.11 Compliance with Laws 27

12.12 Gender 27

12.13 No Third Party Benefit 27

12.14 Construction; Representation by Counsel 27

12.15 Injunctive Relief; Specific Performance 27

12.17 Legend 28

12.18 Notices 28

End of TOC - Do not delete this paragraph!